EXHIBIT 99.7

BANC OF AMERICA SECURITIES LLC

December 20, 2004

We hereby consent to the inclusion of our opinion letter, dated December 7,2004, to the Board of Directors of AirGate PCS, Inc. (the "Company") regarding the proposed merger of the Company with a wholly owned subsidiary of Alamosa Holdings, Inc. ("Alamosa") in Alamosa's Registration Statement on Form S-4 to which this consent is filed as an exhibit (the "Registration Statement") and to the reference in the Registration Statement to our firm and to our opinion under the headings "Summary of the Merger – Opinion of AirGate's Financial Advisor", "The Merger – Background of the Merger", "The Merger – AirGate's Reasons for the Merger; Recommendation of the Merger by the AirGate Board of Directors", "The Merger – Opinion of AirGate's Financial Advisor" and "Appendix C – Opinion of Banc of America Securities LLC". In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations of the Securities and Exchange Commission (the "Commission") promulgated thereunder and (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ BANC OF AMERICA SECURITIES LLC